EXHIBIT 5.1

171 17th Street NW Suite 2100 Atlanta, GA 30363 Direct Phone: 404.873.8500 Facsimile: 404.873.8501

June 26, 2024

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, South Carolina

Ladies and Gentlemen:

We have acted as counsel to Catheter Precision, Inc., a Delaware corporation (the “Company”), in connection with the sale of (i) up to 12,500,000 shares of its common stock, par value $0.0001 (the “Shares”), (ii) up to 12,500,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 12,500,000 shares of common stock of the Company (the “Pre-Funded Warrant Shares”), and (iii) underwriters’ warrants (the “Underwriter Warrants”) to purchase up to 750,000 shares of Common Stock of the Company  (the “Underwriter Warrant Shares”), pursuant to a Registration Statement on Form S-1 (File No. 333-279930) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”).  The maximum aggregate number of Shares and Pre-Funded Warrants authorized to be sold by the Company is 12,500,000.  The prospectus included in the Registration Statement and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act is referred to herein as the "Prospectus."

In connection with this opinion, we have examined and relied upon the (a) the Registration Statement and Prospectus, (b) the form of Pre-Funded Warrant filed as an exhibit to the Registration Statement, (c) the Form of Underwriter Warrant filed as an exhibit to the Registration Statement, (d) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

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June 26, 2024 Page 2

With regard to our opinions regarding the Pre-Funded Warrant Shares and the Underwriter Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company or antidilution adjustments to outstanding securities of the Company, cause the Pre-Funded Warrants or the Underwriter Warrants to be exercisable for more shares of the Company's common stock than the number then available for issuance by the Company. Further, we have assumed the exercise price of the Pre-Funded Warrants or the Underwriter Warrants, as applicable, will not be adjusted to an amount below the par value per share of the Company’s common stock.

With regard to our opinion concerning the Pre-Funded Warrants and the Underwriter Warrants constituting valid and binding obligations of the Company:

(i)

Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)

Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)

We express no opinion as to any provision of the Pre-Funded Warrants or Underwriter Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Pre-Funded Warrants or Underwriter Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)

We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Pre-Funded Warrants and the Underwriter Warrants.

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June 26, 2024 Page 3

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware, and, as to the Pre-Funded Warrants and Underwriter Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.  Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants, when duly executed by the Company and delivered to the purchasers thereof against payment therefor as described in the Registration Statement and the Prospectus, will be valid and legally binding obligations of the Company, (iii) the Underwriter Warrants, when duly executed by the Company and delivered to the purchasers thereof against payment therefor as described in the Registration Statement and the Prospectus, will be valid and legally binding obligations of the Company,  (iv) the Pre-Funded Warrant Shares, when issued and paid for in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable, and (v) the Underwriter Warrant Shares, when issued and paid for in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement or as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

 /s/ Arnall Golden Gregory LLP

Arnall Golden Gregory LLP

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